Exhibit 16.1

KPMG LLP

Suite 1000

1000 Walnut Street

Kansas City, MO 64106-2162

October 31, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for NPC International, Inc. and Subsidiaries (NPC) and, under the date of March 24, 2006, we reported on the consolidated balance sheets of NPC as of December 27, 2005 and December 28, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for the 52-week periods ended December 27, 2005, December 28, 2004, and December 30, 2003.  On May 3, 2006, we resigned as principal accountants.  We have read NPC’s statements included under the heading “Change in Certifying Accountant” in the prospectus, and we agree with such statements except that we are not in a position to agree or disagree with NPC’s statements as to the date of engagement of Deloitte & Touche LLP, or that NPC did not consult with Deloitte & Touche LLP on the application of accounting principles to a specified transaction, either proposed or completed, or any matter subject to a disagreement.

Very truly yours,

/s/ KPMG LLP